EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara Investor Relations Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577 Stephen Zoegall Berry & Company (Media) Phone: (212) 253-8881

AASTROM BIOSCIENCES ANNOUNCES CLOSING
OF UNIT OFFERING

Ann Arbor, Michigan, January 21, 2010 – Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous cell products for the treatment of chronic cardiovascular diseases, today announced the closing of its previously announced underwritten public offering from which the Company received approximately $12.4 million in net proceeds from the sale of the units (including the partially exercised option of the over-allotment), after underwriting discounts and commissions and other offering expenses. The offering included the sale of 52,077,100 units in total (46,154,000 units from the public offering plus 5,923,100 units exercised-to-date from the over-allotment option) at a public offering price of $0.26 per unit. Oppenheimer & Co. Inc. acted as the sole underwriter for the offering.

The 52,077,100 units consist of 52,077,100 shares of the Company’s common stock, Class A Warrants to purchase an aggregate of 39,057,825 shares of common stock and Class B Warrants to purchase an aggregate of 26,038,550 shares of common stock. Each whole Class A Warrant entitles the holder to acquire one share of the Company’s common stock upon payment of $0.3718 per share, exercisable for a five year period commencing on a date six months after the closing date of the offering. Each whole Class B Warrant entitles the holder to acquire one share of the Company’s common stock upon payment of $0.26 per share, exercisable for a six month period commencing on the closing date of the offering.

“This financing further strengthens our balance sheet and provides us with funding essential to completing our ongoing Phase II clinical trials,” said Tim Mayleben, Chief Executive Officer of Aastrom. “We look forward to sharing interim clinical data from our vascular and cardiac Phase II trials beginning next month.”

The Company plans to use the net proceeds from the offering for general corporate purposes, including conducting operations and continuing to conduct our clinical development programs.

The securities described above were offered to the public by the Company pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering was made by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 4th Floor, New York, NY, 10017, by telephone at 212-667-8563, or via email at EquityProspectus@opco.com.

About Aastrom Biosciences, Inc.

Aastrom is a leader in regenerative medicine developing personalized cell products for the treatment of severe, chronic cardiovascular diseases. The Company’s proprietary Tissue Repair Cell (TRC) technology expands the numbers of stem and early progenitor cells from a small amount of bone marrow collected from the patient.  Bone marrow provides a rich source of diverse cell populations, is easily accessible and allows Aastrom to produce a personalized treatment for site-specific delivery to the patient’s diseased tissues.  Aastrom has safely treated more than 375 patients in various clinical trials over 10 years.  The Company is currently conducting a Phase II cardiac regeneration clinical trial (the IMPACT-DCM trial) in patients with dilated cardiomyopathy (DCM – severe chronic heart failure) and a Phase IIb vascular regeneration clinical trial (the RESTORE-CLI trial) in patients with critical limb ischemia (CLI – the most severe form of peripheral arterial disease). Aastrom has also recently announced that the Company will initiate its U.S. Phase II clinical trial to evaluate the catheter delivery of CRCs for the treatment of DCM.

For more information, visit Aastrom’s website at www.aastrom.com.

Certain statements contained in this release, including those relating to closing of the offering, as well as statements containing words like “intends,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

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